Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ABC MERGE CO.

The undersigned, for the purpose of organizing a corporation under and pursuant to Section 102 of the Delaware General Corporation Law, hereby certifies as follows:

FIRST:    Name.  The name of the corporation (hereinafter referred to as the “Corporation”) is ABC MERGE CO.

SECOND:    Registered Office and Registered Agent.  The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

THIRD:    Purpose.  The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    Capitalization.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred seventy five million (175,000,000), consisting of twenty five thousand (25,000) shares of Class A Voting Common Stock (“Voting Common Stock”), par value $0.01 per share, forty four million nine hundred seventy five thousand (44,975,000) shares of Class B Non-Voting Common Stock (“Non-Voting Common Stock”), par value $0.01 per share, one hundred twenty five million (125,000,000) shares of Common Stock (“Common Stock”), par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock (“Preferred Stock”), par value $0.01 per share. Pursuant to Section 243(b), following the retirement of shares of Voting Common Stock and Non-Voting Common Stock, the reissuance of Voting Common Stock and Non-Voting Common Stock is expressly prohibited.

The designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the Voting Common Stock, Non-Voting Common Stock, the Common Stock and the Preferred Stock of the Corporation are as follows:

(a)    Provisions Relating to the Common Stock

(1)  Conversion.  Each share of the Voting Common Stock and each share of the Non-Voting Common Stock shall automatically convert into one share of Common Stock without the requirement of any further action upon the consummation of a public offering of the capital stock of the Corporation that is subject to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (the “Conversion”).

(2)  Voting.  Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Voting Common Stock or Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Voting Common Stock or Common Stock standing in such holder’s name on the stock transfer records of the Corporation. There shall be no cumulative voting. The number of authorized shares of Voting Common Stock, Non-Voting Common Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(3)  Dividends.  Subject to the rights of the holders of Preferred Stock at any time outstanding, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Voting Common Stock, Non-Voting Common Stock and Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(4)  Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Voting Common Stock, Non-Voting Common Stock and Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(5)  No Preemptive, Subscription or Conversion Rights.  No holder of shares of Voting Common Stock, Non-Voting Common Stock or Common Stock shall be entitled to preemptive, subscription or conversion rights.

(b)    Provisions Relating to the Preferred Stock

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(c)    Provisions Relating to Limitation on Stockholder Rights Plan

Notwithstanding any other powers set forth in this Certificate of Incorporation, the Board of Directors shall not adopt a stockholders “rights plan” (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, capital stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, the right to purchase the capital stock at less than the prevailing market price of such capital stock), unless (i) such rights plan is ratified by the affirmative vote of a majority of the votes cast of the capital stock of the Corporation then outstanding and entitled to vote on the election of directors and present in person or represented by proxy at the next meeting (annual or special) of stockholders; (ii) by its terms, such rights plan expires within thirty-seven (37) months from the date of its adoption, unless extended by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors; and (iii) at any time the rights issued thereunder will be redeemed by the Corporation upon the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

FIFTH:    Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SIXTH:    Powers of the Corporation and of its Directors and Stockholders.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)    Management of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)    Directors

(1)    The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall be less than one. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of death, resignation, removal or expiration of the term of one or more directors.

(2)    A director shall hold office until the succeeding annual meeting (or special meeting in lieu thereof) and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(3)	(i) Directors may be removed with or without cause by a vote of the holders of shares entitled to vote at an election of directors at a duly called meeting of such holders, provided that no director shall be removed for cause except by the affirmative vote of not less than a majority of the voting power of the shares then entitled to vote at an election of directors.

(ii) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

(4)    Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting (or special meeting in lieu thereof) and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(5)    Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

(c)    Stockholders

(1)    Following the consummation of a public offering of the capital stock of the Corporation that is subject to an effective registration statement under the Securities Act, no action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

(2)    Special meetings of stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the Directors then serving, by the Chairman of the Board, or by any holder or holders of at least forty percent (40%) of the outstanding shares of capital stock of the Corporation then entitled to vote on any matter for which the respective special meeting is being called.

(3)    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

SEVENTH:    Duration.  The duration of the Corporation shall be perpetual.

EIGHTH:    Section 203.  Pursuant to Section 203(b)(1) of the Delaware General Corporation Law, the Corporation hereby expressly opts not to be governed by Section 203 of the Delaware General Corporation Law.

NINTH:    Liability and Indemnification.

(a)    Liability.

A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(b)    Indemnification.

(1)    Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employee benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law. This indemnification will cover all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director’s or officer’s heirs, executors and administrators. Except as provided in paragraph (b)(2) of this Article Ninth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer who initiates a proceeding only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Article Ninth shall be a contract right and may include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). If the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Article Ninth or otherwise (hereinafter an “undertaking”).

(2)    If a claim under paragraph (b)(1) of this Article Ninth is not paid in full by the Corporation within ninety days after receipt of a written claim, the director or officer may bring suit against the Corporation to recover the unpaid amount. (In the case of a claim for advancement of expenses, the applicable period will be twenty days.) If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses), it shall be a defense that the director or officer has not met the applicable standard of conduct under the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the Delaware General Corporation Law, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct, and, in the case of such a suit brought by the director or officer to enforce a right hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Article Ninth or otherwise shall be on the Corporation.

(3)    The rights to indemnification and to the advancement of expenses conferred in this Article Ninth are not exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

(4)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

(5)    The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

TENTH:    Creditor Compromise or Arrangement.  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH:    Corporate Power.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned executed this Certificate of Incorporation on the 9th day of August, 2001.

By:	/s/ David L. Felsenthal
David L. Felsenthal Sole Incorporator 600 New Hampshire Ave., N.W. Washington, DC 20037

CERTIFICATE OF MERGER

of

THE ADVISORY BOARD COMPANY

(a Maryland corporation)

into

ABC MERGE CO.

(a Delaware corporation)

Pursuant to Section 252 of the Delaware General Corporation Law.

It is hereby certified that:

1.	The constituent corporations participating in the merger herein certified are:

(i)	The Advisory Board Company, which is incorporated under the laws of the State of Maryland (the “Company”); and

(ii)	ABC MERGE CO., which is incorporated under the laws of the State of Delaware (the “Successor”).

2.	An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the Delaware General Corporation Law. There are no officers of the corporation therefore the sole director is signing on behalf of the corporation.

3.	The name of the surviving corporation in the merger herein certified is ABC MERGE CO., which will continue its existence as said surviving corporation under the name “The Advisory Board Company” upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

4.	On the effective date of the merger herein certified, Article FIRST of the Successor’s Certificate of Incorporation of the Successor shall be deleted in its entirety and replaced as follows:

“FIRST: Name. The name of the corporation (hereinafter referred to as the “Corporation”) is The Advisory Board Company.”

No other amendments to the Successor’s Certificate of Incorporation shall be effected by the Merger.

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5.	The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the Successor, the address of which is as follows:

600 New Hampshire Avenue, NW

Washington, DC 20037

6.	A copy of the aforesaid Agreement of Merger will be furnished by the Successor, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7.	The authorized capital stock of the Company consists of 1,000 shares of Class A Voting Common Stock, par value $0.01 per share; 1,399,000 shares of Class B Nonvoting Common Stock, par value $0.01 per share.

        [Signature Page Follows.]

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IN WITNESS WHEREOF, this Certificate of Merger, pursuant to Section 252 of the Delaware General Corporation Law, is hereby signed on behalf of the Company by its Chief Executive Officer, and on behalf of the Successor, by its Sole Director.

Dated: August 10, 2001

The Company: THE ADVISORY BOARD COMPANY, a Maryland corporation		The Successor: ABC MERGE CO., a Delaware corporation

By	/s/ Frank J. Williams	By	/s/ David L. Felsenthal
Name:	Frank J. Williams	Name:	David L. Felsenthal
Title:	Chief Executive Officer	Title:	Sole Director

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CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE ADVISORY BOARD COMPANY

(Originally incorporated August 9, 2001)

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

The Advisory Board Company (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

In accordance with Section 242 of the General Corporation Law of the State of Delaware, resolutions were duly adopted by the Board of Directors of the Corporation setting forth an amendment to the Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Corporation’s certificate of Incorporation be amended by deleting Article FOURTH in its entirety and inserting in lieu thereof the following:

“FOURTH:    Capitalization.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred twenty five million (125,000,000) shares, consisting of twenty thousand (20,000) shares of Class A Voting Common Stock (“Voting Common Stock”), par value $0.01 per share, twenty nine million nine hundred eighty thousand (29,980,000) shares of Class B Non-Voting Common Stock (“Non-Voting Common Stock”), par value $0.01 per share, ninety million (90,000,000) shares of Common Stock (“Common Stock ”), par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock (“Preferred Stock”), par value $0.01 per share, Pursuant to Section 243(b), following the retirement of shares of Voting Common Stock and Non-Voting Common Stock, the reissuance of Voting Common Stock and Non-Voting Common Stock is expressly prohibited. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each outstanding share of Voting Common Stock, par value $0.01 per share, shall be split into sixteen and eighty four hundredths (16.84) shares of Voting Common Stock, par value $0.01 per share; each outstanding share of Non-Voting Common Stock, par value $0.01 per share, shall be split into sixteen and eighty four hundredths (16.84) shares of Non-Voting Common Stock, par value $0.01 per share.

The designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the Voting Common Stock, Non-Voting Common Stock, the Common Stock and the Preferred Stock of the Corporation are as follows:

(a)    Provisions Relating to the Common Stock

(1)  Conversion.  Each share of the Voting Common Stock and each share of the Non-Voting Common Stock shall automatically convert into one share of Common Stock without the requirement of any further action upon the consummation of a public offering of the capital stock of the Corporation that is subject to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (the “Conversion”).

(2)  Voting.  Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, at each annual or special meeting of stockholders, each holder of record of shares of Voting Common Stock or Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Voting Common Stock or Common Stock standing in such holder’s name on the stock transfer records of the Corporation. There shall be no cumulative voting. The number of authorized shares of Voting Common Stock, Non-Voting Common Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(3)  Dividends.  Subject to the rights of the holders of Preferred Stock at any time outstanding, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Voting Common Stock, Non-Voting Common Stock and Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(4)  Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Voting Common Stock, Non-Voting Common Stock and Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(5)  No Preemptive, Subscription or Conversion Rights.  No holder of shares of Voting Common Stock, Non-Voting Common Stock or Common Stock shall be entitled to preemptive, subscription or conversion rights.

(b)    Provisions Relating to the Preferred Stock

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or

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series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(c)     Provisions Relating to Limitation on Stockholder Rights Plan

Notwithstanding any other powers set forth in this Certificate of Incorporation, the Board of Directors shall not adopt a stockholders “rights plan” (which for this purpose shall mean any arrangement pursuant to which, directly or indirectly, capital stock purchase rights may be distributed to stockholders that provide all stockholders, other than persons who meet certain criteria specified in the arrangement, the right to purchase the capital stock at less than the prevailing market price of such capital stock), unless (i) such rights plan is ratified by the affirmative vote of a majority of the votes cast of the capital stock of the Corporation then outstanding and entitled to vote on the election of directors and present in person or represented by proxy at the next meeting (annual or special) of stockholders; (ii) by its terms, such rights plan expires within thirty-seven (37) months from the date of its adoption, unless extended by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors; and (iii) at any time the rights issued thereunder will be redeemed by the Corporation upon the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation then entitled to vote at an election of directors.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 26th day of October, 2001.

THE ADVISORY BOARD COMPANY

By: /s/ David L. Felsenthal

       David L. Felsenthal

       Title: Chief Financial Officer, Treasurer and Secretary

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CERTIFICATE OF RETIREMENT OF THE CLASS A VOTING COMMON

STOCK AND THE CLASS B NON-VOTING COMMON STOCK OF

THE ADVISORY BOARD COMPANY

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

THE ADVISORY BOARD COMPANY, a corporation organized and existing under The General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    That the Company, formerly ABC MERGE CO, filed its Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on August 9, 2001 (the “Certificate of Incorporation”), which, as amended by a Certificate of Amendment of the Certificate of Incorporation filed on October 26, 2001, designated 20,000 shares of Class A Voting Common Stock (“Voting Common Stock”) and 29,980,000 shares of Class B Non-Voting Common Stock (“Non-Voting Common Stock”).

2.    That all shares of Voting Common Stock and Non-Voting Common Stock have been retired and no shares of Voting Common Stock or Non-Voting Common Stock are outstanding.

3.    That the reissuance of Voting Common Stock and Non-Voting Common Stock is prohibited by the Certificate of Incorporation.

4.    That the Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that, whereas all of the shares of the Company’s Class A Voting Common Stock and Class B Non-Voting Common Stock were automatically converted into shares of Common Stock upon the Company’s Initial Public Offering in November 2001 as provided in the Company’s Certificate of Incorporation, as amended, all of the shares of the Class A Voting Common Stock and Class B Non-Voting Common Stock shall be retired; and be it further

RESOLVED, that upon the retirement of the Class A Voting Common Stock and Class B Non-Voting Common Stock, the capital of the Company shall be reduced by the capital represented by such retired Class A Voting Common Stock and Class B Non-Voting Common Stock; and be it farther

RESOLVED, that the officers of the Company are hereby authorized and directed to cause a certificate meeting the requirements of Section 243(b) of the Delaware General Corporation Law to be filed with the Secretary of State of the State of Delaware stating that (i) the reissuance of the shares of Class A Stock and Class B Stock is prohibited after conversion and retirement of the Company’s Class A Voting Common Stock and Class B Non-Voting Common Stock, (ii) identifying the shares of the Company’s Class A Voting Common Stock and Class B Non-Voting Common Stock and (iii) reciting that the shares of the Company’s Class A Voting Common Stock and Class B Non-Voting Common Stock have been retired following the conversion of such shares as provided in the Company’s Certificate of Incorporation, as amended, and that such certificate meeting the requirements of Section 243(b) shall have the effect of amending the Company’s Certificate of Incorporation so as to eliminate therefrom all reference to the Class A Voting Common Stock and Class B Non-Voting Common Stock as provided in Section 243(b) of the Delaware General Corporation Law.

5.    That, accordingly, the capital of the Company be, and it hereby is, reduced by the capital represented by the retired Voting Common Stock and Non-Voting Common Stock referred to in paragraph 1 above.

6.    That, accordingly, all matters set forth in the Certificate of Incorporation with respect to the Voting Common Stock and Non-Voting Common Stock referred to in paragraph 1 above be, and they hereby are, eliminated from the Certificate of Incorporation.

IN WITNESS WHEREOF, The Advisory Board Company has caused this certificate to be signed by David L. Felsenthal, its Chief Financial Officer, Secretary and Treasurer, this 6th day of August, 2002.

THE ADVISORY BOARD COMPANY

By:	/s/ David L. Felsenthal
Name:	David L. Felsenthal
Title:	Chief Financial Officer, Secretary and Treasurer

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